Exhibit 10.3
TRANSITION SUPPORT AGREEMENT
     This TRANSITION SUPPORT AGREEMENT (this “Agreement”) is made as of February 15, 2011 but effective as of the Closing Date (as defined below) by and among Buckeye Atlantic Holdings LLC (“Buckeye”), Vopak Bahamas B.V., a public company with limited liability incorporated under the laws of the Netherlands (“Vopak”), FR Borco Topco L.P., an exempted limited partnership established under the laws of the Cayman Islands (“Topco”), FR Borco Coop Holdings, L.P., an exempted limited partnership established under the laws of the Cayman Islands (the “Partnership”), FR Borco Coop Holdings GP Limited, a Cayman Islands exempted company limited by shares and the general partner of the Partnership (the “General Partner”), Bahamas Oil Refining Company International Limited, a company incorporated under the laws of The Bahamas (“BORCO”) and Vopak Koninklijke N.V. (“Vopak Parent”), a public company with limited liability incorporated under the laws of The Netherlands. Each of Buckeye, Vopak, Topco, the Partnership, the General Partner and BORCO are a “Party” and collectively, the “Parties.”
WITNESSETH:
     WHEREAS, pursuant to that certain Unitholders and Operating Agreement dated as of April 29, 2008 by and among the Parties other than Buckeye (the “Unitholders Agreement”), Vopak was designated as the operator of BORCO;
     WHEREAS, the Partnership is the indirect beneficial owner of all of the issued and outstanding shares of capital stock (including nominee shares) of BORCO;
     WHEREAS, pursuant to that certain Sale and Purchase Agreement dated as of December 18, 2010, as amended, among Buckeye, FR XI Offshore AIV, L.P. and FR Borco GP Ltd., Buckeye acquired, indirectly, 800 LP Units representing an 80% limited partner interest in the Partnership and all of the issued and outstanding shares in the capital stock of the General Partner (the “FR Sale”), and, pursuant to that certain Sale and Purchase Agreement of even date herewith by and between Vopak, Vopak Parent and Buckeye (the “Purchase Agreement”), Buckeye will acquire the remaining 200 LP Units representing a 20% limited partner interest in the Partnership from Vopak (the “Vopak Sale”), with the result that, upon consummation of the Vopak Sale, Buckeye will own, directly or indirectly, all of the partnership interests in the Partnership;
     WHEREAS, the parties desire to enter into this Agreement to, among other things, cancel the Unitholders Agreement in its entirety as of the Closing Date (as defined in the Purchase Agreement), except as otherwise provided in Section 1(a) below, and transfer operatorship of BORCO to Buckeye or its Affiliates as of the Closing Date, and to retain Vopak to provide certain support services as provided herein;

     WHEREAS, in connection therewith, Vopak agrees to provide, and BORCO agrees to reimburse Vopak for its expenses in connection with the performance of, certain support services during the 180-day period that begins on the Closing Date, as may be extended (the “Support Period”), all as more particularly set forth herein; and
     WHEREAS, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement;
     NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1. Termination of Certain Provisions of the Unitholders Agreement.
     (a) As of the Closing Date, Vopak shall cease to serve as the operator of BORCO. As of the Closing Date, the Unitholders Agreement (together with all schedules and exhibits thereto) is hereby terminated in all respects; provided, however, that the following provisions of the Unitholders Agreement shall survive in accordance with their respective terms: Sections 1.1, 6.5, 8.8, 8.12, 9.3, 9.4, 9.7, 9.11, and 9.16; provided further that, with respect to such provisions, Section 12 of this Agreement shall apply in lieu of Section 9.5 of the Unitholders Agreement.
     (b) BORCO shall pay Vopak all amounts, if any, due and payable but unpaid as of the Closing Date to Vopak under Sections 8.5(a) (with respect to the first quarterly payment for the year 2011) or 8.5(b) of the Unitholders Agreement at the Closing (provided that Vopak has provided to BORCO supporting documentation therefor consistent with past practice) or, if later, within five Business Days of BORCO’s receipt of such supporting documentation.
     (c) Except for the (i) reimbursement rights, if any, expressly set forth in Section 1(b) above that are outstanding following the Closing and (ii) indemnification rights with respect to third party claims that may be brought pursuant to Section 8.8(b) of the Unitholders Agreement (subject to the limitations set forth in Section 8.8 of the Unitholders Agreement), as of the Closing Date, Vopak, on behalf of itself and its Affiliates and the other Vopak Indemnified Parties (as defined in the Unitholders Agreement) hereby fully releases and forever discharges the Partnership and its Affiliates (including Buckeye after the Closing) and their respective present and former partners, directors, shareholders, officers, managers, members, employees, successors, heirs and assigns from any and all claims, liabilities and obligations, known and unknown, that have accrued or may accrue with respect to, arising out of or in connection with Vopak’s service as operator of BORCO, including without limitation any such claims, liabilities and obligations arising under the Unitholders Agreement, including without limitation Sections 2.8 and 4.5 and Article VIII of the Unitholders Agreement. For the avoidance of doubt, the foregoing release shall not apply to any claims Vopak may have under this Agreement.

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     (d) Except for indemnification rights with respect to third party claims that may be brought pursuant to Section 8.8(a) of the Unitholders Agreement (subject to the limitations set forth in Section 8.8 of the Unitholders Agreement), as of the Closing Date, Buckeye, Topco, the Partnership, the General Partner and BORCO, on behalf of themselves and their respective Affiliates (together the “Buckeye Entities”), hereby fully release and forever discharge Vopak, Vopak Parent and their respective Affiliates and their respective present and former partners, directors, shareholders, officers, managers, members, employees, successors, heirs and assigns from any and all claims, liabilities and obligations, known and unknown, that have accrued or may accrue with respect to, arising out of or in connection with Vopak’s service as operator of BORCO, including without limitation any such claims, liabilities and obligations arising under the Unitholders Agreement, including without limitation Article VIII of the Unitholders Agreement. For the avoidance of doubt, the foregoing release shall not apply to any claims Buckeye, Topco, the Partnership, the General Partner or BORCO may have under this Agreement.
2. Support Services.
     (a) During the Support Period, Vopak shall provide to BORCO from the Closing Date and for the period of time described on Annex A attached hereto with respect to each of the services, the services set forth on Annex A (the “Services”) and such other support services that the parties might otherwise mutually agree to in writing during the Support Period.
     (b) During the term of this Agreement and subject to Vopak’s normal workplace policies and procedures, Vopak shall provide Buckeye’s employees and contractors the right to observe and ask reasonable questions of Vopak related to Buckeye’s future control of the operations and Services provided hereunder.
     (c) As soon as practicable and in any event prior to the termination of the Support Period, with respect to the contracts listed on Annex B attached hereto, Vopak shall, as directed by Buckeye, either (i) assign or cause to be assigned all rights and obligations under such contracts from Vopak or its Affiliates, as applicable, to BORCO or one of its Affiliates (provided, however, that Vopak or its Affiliates, as applicable, shall remain liable for all liabilities incurred prior to the effective date of such assignment) and obtain any consents or provide any notifications that may be required for such assignment or (ii) reasonably assist BORCO or one of its Affiliates in procuring replacement contracts; provided that Vopak shall not be liable for any actual out-of-pocket costs or expenses associated with such assignment or procurement or any difference in amounts payable under the replacement contracts. During the Support Period, until such time as the contracts listed on Annex B have been assigned or replaced, or unless otherwise directed by Buckeye, Vopak shall maintain or cause to be maintained such contracts in full force and effect and shall be reimbursed for any actual out-of-pocket costs or expenses that are paid by Vopak in connection therewith in accordance with Section 3(b) below.

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     (d) As soon as practicable and in any event prior to the termination of the Support Period, with respect to the insurance policies listed on Annex C attached hereto, Vopak shall, as indicated thereon, either (i) assign or cause to be assigned all rights and obligations under such policies from Vopak or its Affiliates, as applicable, to BORCO or, at Buckeye’s direction, one of its Affiliates (provided, however, that Vopak or its Affiliates, as applicable, shall remain liable for all liabilities incurred prior to the effective date of such assignment) and obtain any consents or provide any notifications that may be required for such assignment, (ii) reasonably assist BORCO or, at Buckeye’s direction, one of its Affiliates in procuring replacement insurance or (iii) reasonably assist BORCO and Buckeye or its Affiliates, as applicable, in placing BORCO on existing insurance coverage of a Buckeye Affiliate; provided that Vopak shall not be liable for any actual out-of-pocket costs or expenses associated with such procurement or any difference in premiums or deductibles between the policy that was not assigned and the replacement for such policy. During the Support Period, until such time as all insurance policies set forth in Annex C have been assigned to BORCO or its Affiliates, or replacement insurance has been procured or BORCO has been placed on the existing insurance of a Buckeye Affiliate Vopak shall (i) maintain such insurance policies in full force and effect, as in effect prior to the Closing Date, and ensure that each Buckeye Entity is named as an additional insured under each policy, (ii) pay any and all costs and expenses associated therewith, with right to reimbursement in accordance with Section 3(b)(ii) and (iii) below of any such actual out-of pocket costs and expenses, including any increases in premiums or deductibles, other than such increases that are a direct result of the Vopak Sale or the occurrence of an event or circumstance reasonably within the control of Vopak, it being acknowledged and agreed by the Parties that, prior to Closing, other than the payments listed on Annex E attached hereto, which shall be paid in accordance with Section 1(b) above, BORCO has paid directly to, or reimbursed, Vopak in full for all costs incurred prior to Closing associated with insurance expense in accordance with Section 8.5 of the Unitholders Agreement, including without limitation all such amounts required to maintain each of the insurance policies set forth in Annex C through the Support Period (subject to receipt of the payments listed on Annex E with respect to such policies) and (iii) repair and replace damage with respect to any claims event that has occurred under the property policies on Annex C, with right to reimbursement in accordance with Section 3(b)(ii) and (iii) below for any and all actual out-of-pocket costs and expenses associated with such repair or replacement, including any increase in premiums or as a result of any increase in deductibles. The procedures set forth on Annex D attached hereto shall apply to the handling of claims under the insurance policies set forth thereon, as applicable; provided, however, that Vopak’s obligations under this Section 2(d) shall continue in full force and effect notwithstanding the failure of any Party to comply in all respects with such procedures, and such failure shall not be a basis for denial of coverage under the applicable insurance policies.
     (e) In respect of each assignment pursuant to Section 1(c) or Section 1(d) above, BORCO or its Affiliates, as the case may be, upon the effective date of such assignment, shall accept such assignment and assume all of Vopak’s duties and obligations under the agreement so assigned and agree to pay, perform and discharge, as

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and when due, all of the obligations of Vopak under such agreement accruing on and after the effective date of such assignment.
3. Billing and Payment.
     (a) BORCO shall pay Vopak $2,006,975, in two equal installments on the Closing Date and on the 90th day after the Closing Date, in consideration for the Services provided during the initial 180-day Support Period regardless of whether such Services are required to be provided for the entirety of the 180-day Support Period.
     (b) In addition to the payments set forth in Section 3(a) above, BORCO shall pay directly to, or reimburse, Vopak, upon receipt of periodic billings and supporting documentation consistent with past practice for, the actual out-of-pocket costs and expenses up to the proportionate amounts for the applicable period, including, but not limited to, all costs and expenses associated with IT and management information systems at BORCO and ex-patriot Vopak representative assistance, in the provision of the Services; provided, however, that (i) except as provided in Section 2(d), BORCO shall not be obligated to reimburse any costs or expenses incurred by Vopak or its Affiliates in connection with Vopak’s obligations to provide insurance during the Support Period under Section 2(d) above and Annex C attached hereto, (ii) any reimbursable cost or expense in excess of $10,000 shall be subject to the prior approval of BORCO and if such prior approval is not obtained Vopak shall not be obligated to provide the Service for and to the extent which such reimbursable cost or expense would have been necessary, and (iii) BORCO shall not be obligated to reimburse any internal costs or expenses of Vopak, including without limitation salaries or benefits associated with secondees or employees of Vopak.
     (c) Any invoice rendered by Vopak to BORCO will specifically indicate whether any of the Services were performed in the United States. To the extent any portion of the Services were rendered in the United States, Vopak will specify the amount of the invoice attributable to such Services (“U.S. Source Income”). Vopak expressly represents and warrants that to the extent the invoice reflects no U.S. Source Income, that 100% of the invoice amount is attributable to services rendered from without the United States. To the extent a portion of any invoice reflects U.S. Source Income, Vopak will provide to BORCO a Form W-8 ECI or such other documentation as may be necessary that provides for a reduced rate of U.S. withholding Tax under an applicable income Tax treaty with the United States. Any amount due under this Agreement may be reduced for any applicable income Tax withholding required under U.S. income Tax Laws. For the avoidance of doubt, BORCO shall not be responsible for any Tax protecting Vopak on any payments due under this Agreement to the extent such payment is subject to U.S. withholding Tax.
4. Revenues Received. During the Support Period, Vopak will promptly remit to BORCO any and all revenues received in connection with Services provided during the Support Period. For the avoidance of doubt, nothing in this Section 4 shall require Vopak to remit amounts recovered by it or its Affiliates, under subrogation or otherwise in its

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capacity as insurance provider, in connection with insurance claims paid by Vopak or any of its Affiliates (including captive insurance companies) or any third party insurance provider(s), whether before or after the Closing Date, to the extent such amounts are otherwise due and payable to Vopak or such Affiliate(s) or insurance provider(s), provided that the remainder of the amount recovered, if any, shall be remitted to BORCO.
5. General Intent. Vopak shall use its commercially reasonable efforts to provide to BORCO the Services which are set forth on Annex A and such other support to BORCO as Buckeye and Vopak may otherwise agree to in writing during the Support Period, all in a commercially reasonable manner. Buckeye and its Affiliates agree to use their respective commercially reasonable efforts to terminate BORCO’s need to use such assistance as soon as reasonably possible and (unless Vopak and Buckeye otherwise agree) in all events to terminate such need with respect to each Service specified in Annex A not later than the end of the period specified in Annex A for the provision of each such Service. BORCO shall provide Vopak with all information necessary to perform its duties hereunder and to complete any of the support services in a timely manner.
6. Effectiveness; Term of Agreement. This Agreement is executed in connection with the execution and delivery of the Purchase Agreement, but shall become effective on and as of the Closing Date, if at all. If the Purchase Agreement is terminated in accordance with its terms, this Agreement shall automatically be terminated ab initio without any further action of the Parties. The term of this Agreement shall commence on the Closing Date and shall continue (unless sooner terminated pursuant to the terms hereof) for 180 days (provided, however, that the term of any particular Service may be shorter, as specified in Annex A), subject to extension by Buckeye and Vopak by mutual written agreement for successive one-month terms following the initial 180-day period.
7. Partial Termination. Any and all of the Services provided by Vopak and its Affiliates hereunder are only terminable earlier than the period specified in Annex A by Buckeye on fifteen (15) days prior written notice to Vopak. Any such termination shall be final and irrevocable.
8. Business Records; Cooperation and Access; Confidentiality.
     (a) All records of the business of BORCO and its Affiliates (including Buckeye and its Affiliates after the consummation of the FR Sale) that come into the possession of Vopak or its Affiliates as a result of performing the Services are the property of and shall be delivered or returned to Buckeye at the end of the Support Period, except for (a) records created during Vopak’s operation of BORCO under the Unitholders Agreement that are not part of BORCO’s assets and (b) records not exclusively related to the business and affairs of BORCO or its Affiliates (including Buckeye and its Affiliates after the consummation of the FR Sale). BORCO shall maintain such business records for the periods established by applicable laws and regulations.

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     (b) Each Party acknowledges that certain Services to be provided by Vopak are dependent upon information and related documents to be provided by such Party. Each Party agrees to provide to Vopak all information and related documents reasonably requested to enable Vopak to perform hereunder and will comply with all such reasonable instructions as are necessary for Vopak to perform its obligations hereunder. In the event that a Service requires Vopak to access a facility or other asset of a Party, such Party shall provide access to such facility or other asset to Vopak for purposes of performing such Services. Each Party shall cooperate and provide such assistance as is reasonably required for Vopak to provide the Services in the manner required by this Agreement. This cooperation will include the appointment by each Party of one or more persons to serve as such Party’s representative(s) to deal with issues arising out of the performance of this Agreement and facilitate the orderly provision of the Services. The initial representatives shall be as follows:
     Vopak representative:
Clinton Roeder
Phone: 713-561-7220
Fax: 713-561-7357
Email: clinton.roeder@vopak.com
     Buckeye, Topco, the General Partner, the Partnership and BORCO representative:
James Scandola
Phone : 610-904-4321
Fax : 610-904-4040
Email : jscandola@buckeye.com
Either Party may change its designated representative(s) or the contact information for such designated representative(s) by giving notice to the other Parties. Notwithstanding anything to the contrary herein, nothing required under this Section 8 shall (a) unreasonably disrupt the operations of any Buckeye Entity, (b) require that any Buckeye Entity disclose any information that in any Party’s reasonable judgment would result in the disclosure of any trade secrets or violate any of the obligations of any Buckeye Entity with respect to confidentiality, (c) require that any Buckeye Entity disclose any privileged information of any Buckeye Entity, or any information which is subject to an agreement of confidentiality, or (d) require any Buckeye Entity to disclose any financial or proprietary information of or regarding any Buckeye Entity or otherwise disclose information regarding any Buckeye Entity which any Party deems commercially sensitive.
     (c) Subject to the provisions of this Section 8(c), Vopak agrees that all information and data acquired or obtained by it in respect of the Buckeye Entities or the Services in connection with this Agreement, other than information or data which (i) is on the Closing Date or thereafter becomes generally available to the public other than as

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a result, directly or indirectly, of a breach of this Agreement by Vopak, (ii) was or becomes available to Vopak or its Affiliates on a non-confidential basis from a source other than the Buckeye Entities or their representatives, which source was not itself bound by an obligation of confidentiality in favor of any of the Buckeye Entities or (iii) has been or becomes independently developed by Vopak or its Affiliates without violating this Agreement, (the “Confidential Information”) shall be considered confidential and shall be kept confidential and not be disclosed during the term hereof by any Party, except:
     (i) to an Affiliate, provided such Affiliate agrees to be bound by the provisions of this Section 8(c);
     (ii) when required, in legal counsel’s opinion, by any Governmental Authority or pursuant to the rules or requirements of any stock exchange having jurisdiction over Vopak or its Affiliates;
     (iii) to the extent such data and information is required to be furnished (i) in compliance with any applicable Laws or (ii) pursuant to any legal proceedings; provided, however, that Buckeye, Topco, the Partnership and BORCO shall each have a right to contest such disclosure of any Confidential Information;
     (iv) to prospective or actual contractors, consultants, advisors, and attorneys employed by Vopak where disclosure of such data or information is essential to such contractor’s, consultant’s, advisor’s or attorney’s work and provided that such contractor, consultant, advisor or attorney agrees be bound by the provisions of this Section 8(c);
     (v) to its employees for the purposes of the Services with respect to the Buckeye Entities, subject to Vopak taking customary precautions to ensure such data and information is kept confidential and provided that such employees agree to be bound by the provisions of this Section 8(c);
     (vi) to third parties as may be required by any agreement to which any Party is bound; or
     (vii) as instructed by Buckeye in writing.
     The Parties agree that irreparable damage would occur in the event that the provisions of this Section 8(c) were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms of this Section 8(c), this being in addition to any other remedy to which they are entitled at law or in equity
     9. INDEMNIFICATION. THE PARTNERSHIP AND BORCO JOINTLY AND SEVERALLY (TOGETHER “INDEMNITOR”) HEREBY AGREE TO INDEMNIFY FULLY, HOLD HARMLESS AND DEFEND VOPAK, ITS AFFILIATES AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS,

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EMPLOYEES, AGENTS, MANAGERS, MEMBERS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY “INDEMNITEE”), FROM AND AGAINST ANY AND ALL DIRECT AND ACTUAL LOSS OR DAMAGE (COLLECTIVELY, “DAMAGES”), WHETHER OR NOT FORESEEABLE, ARISING OUT OF OR IN ANY WAY RELATING TO THE SERVICES TO BE PROVIDED TO BORCO UNDER THIS AGREEMENT. THE INDEMNITEE SHALL BE INDEMNIFIED PURSUANT TO THIS SECTION 9 NOTWITHSTANDING THE FACT THAT ANY OF THE CLAIMS ARE OR WERE (i) FORESEEABLY CAUSED OR ALLEGED TO BE CAUSED, IN WHOLE OR IN PART, (x) BY THE SOLE, JOINT, GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, CONTRACTUAL COMPARATIVE NEGLIGENCE OR OTHER FAULT OF INDEMNITEE, OR (y) WITHOUT FAULT OF INDEMNITEE, OR (ii) ATTRIBUTABLE TO STRICT LIABILITY OR NO FAULT LIABILITY OF INDEMNITEE; PROVIDED, HOWEVER, THAT INDEMNITEE SHALL NOT BE INDEMNIFIED FOR ANY CLAIMS ARISING OR OCCURRING IN RESPECT OF ANY INSTANCE OF GROSS MISCONDUCT. FOR PURPOSES OF THIS SECTION 9, “GROSS MISCONDUCT” SHALL MEAN AN ACT OR OMISSION BY VOPAK, ITS AFFILIATES AND THE RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, MANAGERS, MEMBERS, AND REPRESENTATIVES OF VOPAK AND ITS AFFILIATES WHICH DEMONSTRATES AN INTENTIONAL, CONSCIOUS OR RECKLESS DISREGARD OF: (I) ANY OF THE TERMS OF THIS AGREEMENT, (II) GOOD AND PRUDENT RESEARCH, ENGINEERING OR OTHER PROPER PRACTICE IN RELATION TO THE PERFORMANCE OF THE SERVICES OR (III) REASONABLY FORESEEABLE AND AVOIDABLE, HARMFUL CONSEQUENCES RESULTING FROM SUCH ACT OR OMISSION; PROVIDED THAT GROSS MISCONDUCT SHALL NOT INCLUDE ANY ERROR OF JUDGMENT OR MISTAKE MADE IN THE EXERCISE IN GOOD FAITH OF ANY FUNCTION, AUTHORITY OR DISCRETION VESTED IN OR EXERCISABLE BY VOPAK, ITS AFFILIATES OR THE RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, MANAGERS, MEMBERS, AND REPRESENTATIVES OF VOPAK AND ITS AFFILIATES.
     THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE IN ACCORDANCE WITH THEIR TERMS WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNITEE, OTHER THAN THE GROSS MISCONDUCT OF ANY INDEMNITEE. THE PARTIES AND BUCKEYE ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES.

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10. Limitation of Liability. Notwithstanding anything to the contrary elsewhere in this Agreement, no Party or its Affiliates shall in any event be liable to any other Party or its Affiliates for any incidental, consequential or indirect damages of any kind or character howsoever arising under this Agreement, including, but not limited to, loss of use, loss of profit, loss of revenue or income, cost of capital, or loss of business reputation or opportunity.
11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions of the State of Delaware.
12. Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or portable document format (pdf) signature page), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.
12. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed or telecopied, or if mailed, five (5) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows:
     If to Buckeye, Topco, the General Partner, the Partnership or BORCO:
c/o Buckeye Partners, L.P.
One Greenway Plaza, Suite 600
Houston, TX 77046
Attention: General Counsel
Phone: (832) 615-8610
Facsimile: (832) 615-8603
     If to Vopak:
Vopak Bahamas B.V.
Westerlaam 10, 3016 CK
P.O. Box 863
3000 AW Rotterdam
The Netherlands
Attn: Legal Department; Mr. Tjeerd Wassenaar
Phone: +31 10 400 2739
Facsimile: +31 10 411 2520
Email: tjeerd.wassenaar@vopak.com

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Any Party may change the address to which such communications are to be directed to it by giving written notice to the other in the manner set forth above.
13. Modification, Nonwaiver, Severability. Neither this Agreement nor any part hereof may be changed, altered or amended orally. Any modification of this Agreement must be by written instrument signed by the Parties. Failure by any Party to exercise promptly any right granted herein or to require strict performance of any obligation imposed hereunder shall not be deemed a waiver of such right. If any provision of this Agreement is held ineffective for any reason, the other provisions shall remain effective.
14. Relationship of Parties. Except as specifically provided herein, neither Vopak, on the one hand, nor Buckeye, Topco, the General Partner, the Partnership or BORCO, on the other hand, shall act or represent or hold itself out as having authority to act as an agent or partner of the other, or in any way bind or commit the other to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, and each Party shall be individually responsible only for its obligations as set forth in this Agreement. Except with respect to Sections 1(c) and (d) above, no party other than a Party to this Agreement shall have any rights hereunder or be a third party beneficiary hereof.
15. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, provided that any purported transfer or assignment, by operation of law or otherwise, by Vopak shall require the written consent of Buckeye, and any purported transfer or assignment, by operation of law or otherwise, by Buckeye, Topco, the General Partner, the Partnership or BORCO shall require the written consent of Vopak, and any purported transfer or assignment without such consent shall be void and unenforceable.
16. Guarantee. By its execution below, Vopak Parent does hereby irrevocably guaranty the performance by Vopak when due of Vopak’s obligations (the “Obligations”) under this Agreement. If Vopak fails to timely perform Obligations when such Obligations are due pursuant to the terms of this Agreement, Vopak Parent shall promptly perform such Obligations within ten (10) Business Days after receipt of demand for performance by the applicable Party. This guaranty shall be a full, unconditional, irrevocable, absolute and continuing guarantee of performance and not a guarantee of collection.
17. Force Majeure. If Vopak is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, Vopak shall give each other Party prompt written notice of the force majeure with reasonably full particulars; thereupon, (a) the obligations of Vopak, so far as it is affected by force majeure, shall be suspended during, but no longer than, the continuance of the force majeure and (b) until Vopak resumes performance of such obligations, the obligations of BORCO under Section 3 above (other than with respect to payments due under Section 3(b) above for Services already rendered) shall be suspended. Vopak will use commercially reasonable efforts to remove the force majeure situation; provided, however, that Vopak shall not be required

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to hire additional personnel or contract workers, or to settle strikes, lockouts, or other labor difficulty, contrary to its wishes; and the handling of such difficulties shall be entirely within the reasonable commercial discretion of Vopak. The term “force majeure” as used herein shall mean any acts of God, fire, labor or trade disturbance, war, terrorism, civil commotion, compliance in good faith with any applicable law, unavailability of materials, unusually bad weather or other event or condition whether similar or dissimilar to the foregoing, which is not reasonably within the control of Vopak.
[Signature Pages Follow]

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.

VOPAK BAHAMAS B.V.
By:	/s/ T. G. Wassenaar
	Name:	T. G. Wassenaar
	Title:	Managing Director

KONINKLIJKE VOPAK N.V.
By:	/s/ E. M. Hoeltstra
	Name:	E. M. Hoeltstra
	Title:	CEO
Signature Page to Transition Support Agreement

BUCKEYE ATLANTIC HOLDINGS LLC
By:	/s/ Khalid A. Muslih
	Name:	Khalid A. Muslih
	Title:	Vice President, Corporate Development

FR BORCO TOPCO L.P. By: Buckeye Atlantic Holdings GP LLC, its general partner

By:	/s/ Khalid A. Muslih
	Name:	Khalid A. Muslih
	Title:	Vice President, Corporate Development

FR BORCO COOP HOLDINGS GP LIMITED
By:	/s/ Khalid A. Muslih
	Name:	Khalid A. Muslih
	Title:	Director

FR BORCO COOP HOLDINGS, L.P. By: FR Borco Coop Holdings GP Limited, its general partner
By:	/s/ Khalid A. Muslih
	Name:	Khalid A. Muslih
	Title:	Director

BAHAMAS OIL REFINING COMPANY INTERNATIONAL LIMITED
By:	/s/ Khalid A. Muslih
	Name:	Khalid A. Muslih
	Title:	Director

Signature Page to Transition Support Agreement

ANNEX A

Service
Function	Scope of Service	Period
Accounting	Provide the accounting oversight, training and other transition support services necessary to enable the transfer of all accounting and financial matters (including without limitation intangible amortization and interest expense) necessary to ensure smooth succession to new accounting team. This Accounting Service shall be coordinated with the “Information Technology JDE Integration; G/L Services including Citrix ICA Client Remote Access” Service described below. Without limiting the foregoing, Vopak shall transfer all data, information and books and records of Cooperatieve FR Borco U.A., FR Borco Acquisition Holdings, B.V., FR Borco Acquisition B.V. and Propernijn N.V. (together, the “Dutch and Curacao Entities”) to Buckeye or, at Buckeye’s direction, an Affiliate or representative, and provide such other support and assistance as requested by Buckeye or its Affiliates or its and their representatives with respect to the liquidations of the Dutch and Curacao Entities.	180 days

Asset Appraisal	Provide information and support as requested to confirm valuation and set up Property Accounting.	90 days

Contracts	As provided in Section 2(c) of the Agreement.	90 days

Information Technology WAN Network Connectivity/Internet, Email, Domain and Anti-virus Services	Provide support and continue network, email and related services until Buckeye managed services are completed.	90 days

Service
Function	Scope of Service	Period
Help Desk and current associated services. Historical data and knowledge base.	Help Desk and current associated services. Historical data and knowledge base.	90 days

Information Technology—Applications: JDE Integration; G/L Services including Citrix ICA Client Remote Access; QOL (Quality Online), and CEA System	Provide the transition support services necessary to enable a complete download of all historical accounting detail currently housed in Rotterdam, including without limitation accounts and transaction history for G/L, Accounts Payable, Accounts Receivable, Customers, Vendors, Fixed Assets, Invoicing and QOL to Buckeye’s JDE System. This includes CEA System hardware and software.	180 days

Insurance	As provided in Section 2(d) of the Agreement, Annex C and Annex D.	90 days

Maintenance and Repair	Assume liability for losses to damaged property and provide services to repair and replace damaged property as a result of causes of loss/perils covered and defined in the property policies listed on Annex C. Subject to policy terms and conditions and the reimbursement right contained in Section 2(d) of the Agreement.	90 days

Project Management	Provide training and other transition services necessary to enable succession to the new Project Management Team including without limitation, transfer of all data and documents pertinent to the design, construction, cost control, budget, schedule or general administration of any terminal project work activities completed within the last two years, currently in progress or to be performed in the next year (including without limitation any Bluefield or Yellowfield project or OLJ project).	90 days

Regulatory Reporting	Provide historical data to support compliance with reporting requirements of	As required

Service
Function	Scope of Service	Period
any Governmental Authority, to the extent Vopak is in possession of such data.

Assist with any and all Customs declarations and filings as it pertains to regulatory compliance for imported and exported merchandise movements, Foreign Trade Zone recordkeeping and reporting, and any other Government Authority requiring similar information; provided, however, that Vopak shall only be obligated to provide such assistance to the extent Vopak has historically provided such assistance.

Annex B
Contracts

CONTRACT HOLDER	NEGOTIATED BY	SERVICE PROVIDER	PURPOSE

VOPAK TERMINAL BAHAMAS	VOPAK	AUTOMOTIVE RESOURCES INTERNATIONAL	CAR LEASE AGREEMENT- JIM MILLER

VOPAK TERMINAL BAHAMAS	VOPAK	AUTOMOTIVE RESOURCES INTERNATIONAL	GAS ALLOWANCE-JIM MILLER

VOPAK NORTH AMERICA	VOPAK	T- MOBILE	Air Cards- Raymond Jones

VOPAK NORTH AMERICA	VOPAK	GENESYS CONFERENCING	CONFERENCE CALLING SYSTEM

VOPAK NORTH AMERICA	VOPAK	VERIZON CONFERENCING	CONFERENCE CALLING SYSTEM

VOPAK NORTH AMERICA	VOPAK	VERIZON BUSINESS	ENABLED TOKENS

VOPAK TERMINAL DEER PARK	VOPAK	CITATION	CITATION TECHNOLOGIES CO CYBERREGS 6-10 USERS

VOPAK NORTH AMERICA	VOPAK	SECURE DATA SOLUTIONS	RSA SECURE ID APPLIANCE BASE SOFTWARE LICENSE

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Annex C
Insurance Policies
Policy Action Definitions:
Add to Buckeye insurance = Buckeye to place Borco on existing insurance program or purchase new coverage.
Transfer / Assignable = Current insurance policy to be transferred/assigned from Vopak to Buckeye.
Maintain Policy Coverage = Vopak to continue coverage under current program and add Buckeye as an insured until a new program can be placed.

	COVERAGE		POLICY		LIMIT/
COVERAGE	DEFINITION	POLICY TERM	NUMBER	INSURER	DEDUCTIBLE	PAYABLE TO
Charterer’s Liability (Transfer/Assignable)	Liability assumed under the charter party for the 4 Smit vessels (Tugs) and one Pilot boat.	1/15/2011-12	ML10155011	New York Marine and General Insurance Company	$5,000,000 Limit of Liability. $25,000 Deductible. Covered Vessels: SMIT RHONE, SMIT MISSOURI, SMIT ONEDIA & SMIT HUMBER, and POLARIS (pilot boat).	Aon Houston

Automobile Liability & Physical Damage (Transfer/Assignable)	Comprehensive and Third Party Liability coverage. Various company vehicles.	3/16/10 — 3/16/11	CGICOP0000749-02, PMP0015034-02, CGICOP0000763-02,	Bahamas First General Ins. Co. Ltd.	USD 125,000 any one person; $500,000 aggregate from one event.	Colina General Insurance Agency (Nassau)

Hull/War Risks (Transfer/Assignable)	Physical damage and war risks for launches, spill boat and MARTHA.	4/29/2010-11	OHO9000163	St. Paul Fire & Marine (Travelers)	$2,000,000 Hull/Machinery & War Risks. Deductibles: $10,000 per incident except $5,000 as respects to the CARMELINA.	Aon Houston

	COVERAGE		POLICY		LIMIT/
COVERAGE	DEFINITION	POLICY TERM	NUMBER	INSURER	DEDUCTIBLE	PAYABLE TO
Property/Business Interruption and Machinery Breakdown (Maintain Policy Coverage)	Physical damage to BORCO assets and subsequent loss of income. Includes Terrorism.	7/1/2010-11	Issuance of local policy pending	Chartis and others	€120,000,000 Policy limit. Sublimit: jetty impact €35MM, windstorm €88MM*, Debris Removal €20 MM. Deductible:
					$1,000,000 per occur except windstorm €11,500,000. *additional windstorm layer of €12.5MM onshore plus $50 MM excess $25 MM for jetties.	JS Johnson Insurance Agency (Nassau)

Property (Maintain Policy Coverage)	Physical damage to BORCO assets.	7/1/2010-11		Oil Insurance, Ltd. (Bermuda)	$250,000,000 Physical Damage only. Named Windstorm coverage is 60% of insured loss. OIL Aggregate - $750,000,000 for all members any one occurrence.	Aon Rotterdam

Property — Excess Wind (Maintain Policy Coverage)	Excess Wind including flood	7/1/2010-11	NHD368192	RSUI Indemnity Company	$1,500,000 Part of $30,000,000 (mentioned above)	Aon Houston

	COVERAGE		POLICY		LIMIT/
COVERAGE	DEFINITION	POLICY TERM	NUMBER	INSURER	DEDUCTIBLE	PAYABLE TO
Property — Excess Wind — Jetties (Maintain Policy Coverage)	Excess wind including flood for the jetties	7/1/2010-11	PP1008127	61.3530% Certain Lloyd’s 28.9850% Royal & Sun Alliance, 9.6620% Navigators	$50,000,000 excess of $25,000,000 (mentioned above)	Aon Houston

Construction All Risk/Builder’s Risk (Old Large Jetty Project) including cargo (Transfer/Assignable)	Construction of tanks or marine structures including naming contractor as insured. Each project is declared separately.	9/24/2010-8/1/2011	K0100087960	Delta Lloyds	Limit: As declared $74,772,465 which includes owner furnished materials. Various sub limits for removal of debris etc.	Aon Rotterdam

Construction All Risk/Builder’s Risk (Inland Dock Project) including cargo (Transfer/Assignable)	Construction of tanks or marine structures including naming contractor as additional insured.	10/1/2010- 10/1/2011	E/23/CW10/0001	Zurich Netherlands, and others	Limit: $22,448,000, €15 million for natural hazards (hurricanes, earthquake, typhoon). €5 million existing property Deductible: €25,000 per occurrence.	JS Johnson Insurance Agency (Nassau)

Property for BORCO Foundation (Transferable/Assignable)	Property coverage for welding school	12/20/2010-2011	I10FF0085	Insurance Company of The Bahamas Limited	Buildings $102,345.00, Machinery & Equipment $26,400.00, Deductible Wind, Earthquake & Flood 2% of TIV or $2,500, AOP $250	JS Johnson Insurance Agency (Nassau)

	COVERAGE		POLICY		LIMIT/
COVERAGE	DEFINITION	POLICY TERM	NUMBER	INSURER	DEDUCTIBLE	PAYABLE TO
Property (Transferable/Assignable)	Machinery for the peril of burglary	12/20/2010-2011	TBD	TBD	$26,400, Deductible B$1,500.00	JS Johnson Insurance Agency (Nassau)

Cargo (Transferable/Assignable)	Coverage for damage to Goods, wares and other interest in connection with projects while in transit (marine)	1/15/2010 continuous until cancelled	T01000085907	100% Jacobs & Brom Marine Pool CORE 2011	Limit/Deductible — EUR 5,000,000 maximum per occurrence during transit. EUR 5,000,000 maximum per occurrence as per supplementary insurance condition “arbitrary stay/storage”. Euro 500,000 first loss per occurrence for costs as described in clause TG041-005/14 — removal of debris.	Aon Rotterdam

ANNEX D
CLAIMS PROCEDURES
Property Damage and Business Interruption Insurance
These claim handling procedures are valid for all Property and Business Interruption (including clean-up cost) claims, whether or not caused by third parties.
The Buckeye terminal will report the claim by telephone (followed in writing for proper documentation) to the Corporate Insurance Department of Vopak within 48 hours. The Corporate Insurance Department of Vopak will co-ordinate the claim handling and is involved up to and including collecting of funds from Insurers.
The Corporate Insurance Department of Vopak will arrange the appointment of surveyors and adjusters in advance with the approval of all parties (Buckeye, Vopak, and local/global insurers). If necessary, the claim handler for the Corporate Insurance Department of Vopak will attend the accident at the site.
If a third party is involved in this matter, the Corporate Insurance Department of Vopak will investigate whether or not a counter surveyor of a third party is involved in that case. If so, the surveyor will co-ordinate the survey of the damages.
In case of damage to properties, such as jetties caused by collision with seagoing vessels, a guarantee from the interested parties in the seagoing vessel must always be required. If the estimated claim amount exceeds the threshold (EUR 500.000), the Corporate Insurance Department of Vopak will ensure that an adequate security by third parties will be given with regard to extent and quality. In the event where the extent of the damages does not exceed the applicable policy deductible, Buckeye will arrange the guarantee itself. The surveyor will recommend the amount of the guarantee to be required, taking into account a 30% additional charge for legal interests and expenses.
The guarantee must always be arranged where possible before the departure of the seagoing vessel. If necessary for obtaining the guarantee, the Corporate Insurance Department of Vopak will appoint a lawyer on behalf of the terminal and, if required, also on behalf of insurers. Before appointing a lawyer, the Corporate Insurance Department will consult with Buckeye and insurers.
The Corporate Insurance Department of Vopak will co-ordinate the arrest of the seagoing vessel through the intermediary of the lawyer and will keep the terminal informed. In cases which the Corporate Insurance Department of Vopak cannot be reached and immediate action must be taken, the Buckeye terminal will appoint the dedicated lawyer directly and inform the Corporate Insurance Department of Vopak as soon as possible.
The Buckeye terminal will monitor that in case of damage repairs, where an appropriate amount has been spent, insurers through the Corporate Insurance Department of Vopak, will be asked to make an interim payment pending the final settlement of the claim. The surveyor will, at request, recommend in respect of such payment. The Corporate Insurance Department of Vopak will arrange settlement with insurers. The applicable policy deductible will be deducted from the first interim payment. Interim payments will be deducted from the final claim amount.

Notwithstanding anything to the contrary in the foregoing, any action taken by the Corporate Insurance Department of Vopak on behalf or for the benefit of BORCO shall require Buckeye’s prior approval, and if such prior approval is not obtained Vopak shall not be obligated to take the action that is the subject of such approval.
Construction All Risk (CAR) / Builder’s Risk Insurance
In case of a physical damage occurring to or in connection with any project, the (sub) contractor(s) and/or all other parties involved are obliged to report the claim by telephone (followed in writing for proper documentation) to the Corporate Insurance Department of Vopak and Aon (Rotterdam) within 48 hours.
The claims information should consist of: the address, location of the project, local contact, phone, post address, e-mail, name of contractor(s) involved, expected date or project’s delivery, date of loss/incident, and a short description of what has happened.
In general, after a claim occurred, the contractor is obliged to:
a) submit all relevant data to Aon (Rotterdam), Vopak Corporate Insurance Department and/or the adjuster appointed on behalf of by them. The information should consist of, but is not limited to a copy of the logbook administered by the contractors and parties acting on his behalf, as well as all documents whereby one is held liable, summoned for civil or penal juridical prosecution;
b) render all reasonable required cooperation for the adjuster and/or settlement of the loss or claim, and to give permission to the insurers and surveyors at their request to enter part of the work that has been damaged or destroyed;
c) cooperate fully both before and after the claim settlement enabling insurers to proceed against third parties making use of the name of the insured;
d) refrain from admitting liability; enter into compromises or effecting payments without the express consent of insurers;
e) exercise all expediency for the limitation of the loss of damage and to consider all directives given by the insurers or the surveyors appointed by them;
f) take all reasonable and necessary steps to prevent loss of damage or to limit the damage as much as possible.
Vopak Corporate Insurance Department Claims Contact
Royal Vopak
P. O. Box 863
3000 AW Rotterdam
Westerlaan 10
3016 CK Rotterdam
Darko Domic, Insurance Manager
Office:              +31-10-400.25.79
Fax:                   +31-10-400.25.04
Mobile:            +31-610.79.90.79

E-mail:              darko.domic@vopak.com
Aon (Rotterdam) Claims Contact
Jelle Krijgsman
Tel:                   +3110-448 7751
Mobile             +316-1985 8022
E-mail:              jelle_krijgsman@aon.nl

ANNEX E
Reimbursable Insurance Costs

Coverage	Amount	Paid to
Property/Windstorm	$258,054.14	J. S. Johnson Agency (Nassau)
Builders’ Risk	$52,023.24	J. S. Johnson Agency (Nassau)
Cargo	$15,089.13	Aon Rotterdam
Cargo	$3,815.84	Aon Rotterdam
Charterer’s Liability	$14,500.00	Aon Houston

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